Exhibit 99.1

News Release

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:   Glenn Eanes

Vice President and Treasurer

540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES FIRST QUARTER RESULTS

Winchester, Virginia (August 22, 2007) -- American Woodmark Corporation (Nasdaq/NM: AMWD) today announced results for its first quarter of fiscal year 2008, that ended on July 31, 2007.

Net sales declined 25% from the first quarter of the prior fiscal year to $166,056,000. Sales of core products declined by 19% in the first quarter, as both remodeling sales and new construction sales declined compared with the first quarter of the prior year.

Net income for the first quarter of fiscal 2008 was $5,104,000, or $0.34 per diluted share, compared with net income of $13,414,000, or $0.82 per diluted share, in the prior year

Gross profit for the first quarter of fiscal 2008 was 20.7% of sales, as compared with 22.0% in the previous year. The decline in gross profit margin in the first quarter of fiscal year 2008 primarily reflected the unfavorable impact of inefficiencies in labor and overhead costs stemming from lower sales volumes. These inefficiencies more than offset favorability in materials and freight costs related to an improved sales mix that resulted from the prior completion of the Company’s low-margin products transition.

Selling, general and administrative costs were 16.2% of net sales in the first quarter of fiscal 2008, up from 12.5% of net sales in the prior year. The increase in the first quarter of fiscal 2008 was due primarily to an increase in the level of sales and marketing costs relating to the Company’s efforts to gain market share, including increased product displays for new customers, launch costs for new products and increased retail promotional costs. General and administrative costs declined in relation to sales due primarily to the impact of reduced performance-based compensation.

The Company generated $5.8 million of free cash flow in the first quarter of fiscal 2008 and repurchased $11.7 million of its common stock.

Looking ahead to the remainder of fiscal year 2008, the Company now expects that tighter credit conditions prevailing in the lending markets will cause the remodeling and new construction markets to remain subdued until these conditions are resolved. Consequently, the Company is reducing its sales expectations 5% below previous guidance, to a decline of 12% to 16% as compared with fiscal year 2007 results. Excluding the reduction of approximately $35 million of low-margin product sales in fiscal year 2007 that have been transitioned out, the Company now expects that core sales will decline by 8% to 12%, with remodeling sales declining mid-single digits and new construction sales declining approximately 15%. The Company continues to expect that its gross margin rate for the fiscal year will approximate the 20.5% generated in fiscal 2007. In recognition of the prevailing market conditions, the Company is reducing the top and bottom ends of its earnings range for fiscal year 2008 by 10 cents per diluted share, to $1.40 to $1.70 per diluted share, as compared with $2.04 in the prior fiscal year

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates fifteen manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended July 31
	2007	2006
Net Sales	$166,056	$222,752
Cost of Sales & Distribution	131,747	173,641

Gross Profit	34,309	49,111
Sales & Marketing Expense	20,217	17,924
G & A Expense	6,667	10,006

Operating Income	7,425	21,181
Interest & Other (Income) Expense	(510)	(454)
Income Tax Expense	2,831	8,221

Net Income	$5,104	$13,414

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	15,067,562	16,272,458
Diluted Earnings Per Share	$0.34	$0.82

Balance Sheet

	July 31 2007	April 30 2007
Cash & Cash Equivalents	$51,606	$58,125
Customer Receivables	39,128	38,074
Inventories	55,394	56,349
Other Current Assets	10,988	11,260

Total Current Assets	157,116	163,808
Property, Plant & Equipment	164,565	166,821
Other Assets	17,282	18,066

Total Assets	$338,963	$348,695

Current Portion – Long-Term Debt	$858	$854
Accounts Payable & Accrued Expenses	66,627	67,206

Total Current Liabilities	67,485	68,060
Long-Term Debt	26,750	26,908
Other Liabilities	23,523	27,630

Total Liabilities	117,758	122,598
Stockholders’ Equity	221,205	226,097

Total Liabilities & Stockholders’ Equity	$338,963	$348,695

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Condensed Consolidated Statements of Cash Flows

	Three Months Ended July 31
	2007	2006
Net Cash Provided by Operating Activities	$11,368	$37,149
Net Cash Used by Investing Activities	(5,561)	(5,747)
Net Cash Used by Financing Activities	(12,326)	(8,672)

Net Increase/(Decrease) in Cash and Cash Equivalents	(6,519)	22,730
Cash and Cash Equivalents, Beginning of Period	58,125	47,955

Cash and Cash Equivalent, End of Period	$51,606	$70,685

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